EXHIBIT 10.47
EXECUTIVE CHANGE OF CONTROL AGREEMENT
This Executive Change of Control Agreement (this “Agreement”) is made as of October 26, 2017 (the “Effective Date”), by and among State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Auto Property and Casualty Insurance Company, an Iowa-domiciled insurance company (“State Auto P&C”), State Automobile Mutual Insurance Company, an Ohio-domiciled mutual insurance company (“State Auto Mutual”), and Paul M. Stachura (“Executive”). State Auto Financial, State Auto P&C, State Auto Mutual and each of their respective insurer subsidiaries and affiliates, present and future, are hereinafter collectively referred to as “State Auto.”
Background Information

A.
State Auto P&C is the principal operating subsidiary of State Auto Financial and the employer of record of all employees of State Auto. State Auto Financial is a majority- owned, publicly-traded holding company subsidiary of State Auto Mutual. State Auto Mutual is the ultimate controlling entity in the State Auto holding company system.

B.
State Auto desires to establish and maintain a sound and vital management team as an important part of State Auto’s overall corporate strategy and as an essential means of protecting and enhancing the interests of State Auto, the Boards of State Auto Financial and State Auto Mutual (collectively, the “Boards”), and their shareholders and policyholders, respectively. As part of this corporate strategy, State Auto desires to act in the best interests of State Auto to address Executive’s continued service to State Auto and available benefits in the event of an actual or threatened Change of Control (as defined herein) of State Auto Financial or State Auto Mutual.

Statement of Agreement
The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:
Article I         Definitions.
As used in this Agreement, the following defined terms shall have the meanings set forth below:

1.1
Annual Base Salary means the greater of (a) the highest annual rate of base salary in effect for Executive during the 12-month period immediately prior to a Change of Control, or (b) the annual rate of base salary in effect on the date Executive’s employment is terminated.

1.2
Average Annual Award means the average of the annual aggregate bonus under the Short Term Incentive Plans (or its successors) earned by Executive in each of the three (3) calendar years immediately preceding the calendar year in which the Change of Control occurs.

1.3	Cause means any of the following:

(a)
the willful and continued failure of Executive to perform Executive’s duties with State Auto (other than any such failure resulting from incapacity due to a Disability), after a written demand for performance is delivered to Executive by the Boards, or their designee, which specifically identifies the manner in which the Boards believe, in their sole discretion, that Executive has not performed Executive’s duties; or

(b)	the willful engaging by Executive in illegal conduct or gross misconduct which has a material adverse effect on State Auto, as determined by the Boards in their sole discretion; or

(c)	the breach of any provision of Article IV hereof which has a material adverse effect on State Auto, as determined by the Boards in their sole discretion; or

(d)	the willful failure to comply with any State Auto code of conduct or code of ethics applicable to Executive, as determined by the Boards in their sole discretion; or

(e)
the willful failure and refusal to cooperate with or assist State Auto in responding to governmental or regulatory inquiries, investigations or related activities, as determined by the Boards in their sole discretion.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of State Auto. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or upon the advice of counsel for State Auto, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of State Auto.

1.4	Change of Control means the occurrence of any of the following:

(a)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), Directly or Indirectly, of securities of State Auto Financial representing thirty percent (30%) or more of the combined voting power of State Auto Financial’s then outstanding securities, excluding (i) any acquisition by State Auto Financial or any Subsidiary; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by State Auto Financial, a Subsidiary or State Auto Mutual; or (iii) any acquisition by State Auto Mutual; or

(b)	a majority of the Board of Directors of State Auto Financial at any time is comprised of other than Continuing Directors; or

(c)	any event or transaction State Auto Financial would be required to report in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

(d)	any of the following occurs:

(i)
a merger or consolidation of State Auto Financial, other than a merger or consolidation in which the voting securities of State Auto Financial immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) more than fifty percent (50%) of the combined voting power of State Auto Financial or surviving entity immediately after the merger or consolidation with another entity;

(ii)
a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of State Auto Financial which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of State Auto Financial on a consolidated basis;

(iii)	a reorganization, reverse stock split, or recapitalization of State Auto Financial which would result in any of the foregoing; or

(iv)	a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(e)	With respect to State Auto Mutual, any of the following occurs:

(i)
State Auto Mutual affiliates with or is merged into or consolidated with a third party and as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors; or

(ii)
State Auto Mutual completes a conversion to a stock insurance company and as a result of which a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors.

Notwithstanding the foregoing, for purposes of this Change of Control definition, the percentage of securities ownership listed under subsection (a) above (i.e., 30%) shall increase or decrease, as the case may be, such that the percentage of securities ownership is consistent with any future changes to the percentage of securities ownership represented in the Change of Control definition in the State Auto Financial Corporation 2017 Long Term Incentive Plan, as amended from time to time.

1.5	Code means the Internal Revenue Code of 1986, as amended.

1.6
Confidential Information means information disclosed to Executive or known by State Auto, which is not generally known in the business in which State Auto is or may become engaged, including, but not limited to, information about State Auto's services, trade secrets, financial information, customer lists, books, records, memoranda and other proprietary information of State Auto. For purposes of this Agreement, “Confidential Information” shall also mean any information that could be considered a trade secret, as defined by applicable law.

1.7	Continuing Director of State Auto Financial or State Auto Mutual, as the case may be, means a director who was either:

(a)	first elected or appointed as a director on or prior to the Effective Date; or

(b)
subsequent to the Effective Date was elected or appointed as a director if such director was nominated by the Nominating and Governance Committee of State Auto Financial or the Nominating and Governance Committee of State Auto Mutual, as the case may be, or appointed by at least two-thirds of the total number of the then Continuing Directors of State Auto Financial or State Auto Mutual, as the case may be.

1.8
Directly or Indirectly means on Executive’s own behalf, or as an officer, director, shareholder, member, partner, owner, agent, consultant, advisor, coach or employee of any corporation, partnership, limited liability company or other entity.

1.9	Disability means illness or other incapacity as determined under State Auto’s group long-term disability benefit plan.

1.10
Employee Benefits means the benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by State Auto), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist (and as may be modified from time to time) or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter (and as may be modified from time to time), providing benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change of Control.

1.11	Good Reason means the occurrence of any one or more of the following:

(a)
The assignment to Executive of duties which are materially and adversely different from or inconsistent with the duties, responsibilities and status of Executive’s position at any time during the 12-month period prior to a Change of Control, or which result in a significant reduction in Executive’s authority and responsibility as a senior executive officer of State Auto;

(b)
A reduction by State Auto in Executive’s Annual Base Salary in place as of the day immediately prior to a Change of Control, or after a Change of Control the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of State Auto, or a reduction of Executive’s most recent Average Annual Award prior to a Change of Control;

(c)
After a Change of Control, a demand by State Auto that Executive relocate to a location in excess of 35 miles from the location where Executive is based as of the day immediately prior to a Change of Control, or in the event of any such relocation with Executive’s express written consent, the failure of State Auto or a Subsidiary to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of principal residence in connection with such relocation and to indemnify Executive against any loss in the sale of Executive’s principal residence in connection with any such change of residence and any expenses incurred by Executive that are directly attributable to such sale (for purposes of this provision, “loss” is understood to mean a sale of such principal residence at a price less than the adjusted basis in such residence);

(d)	The failure of State Auto to obtain a satisfactory agreement from any successor to State Auto to assume and agree to perform this Agreement, as contemplated in Section 5.1 of this Agreement;

(e)
The failure of State Auto to provide Executive with substantially the same Employee Benefits that were provided to him immediately prior to the Change of Control, or with a package of Employee Benefits that, though one or more of such benefits may vary from those in effect immediately prior to a Change of Control, is substantially comparable in all material respects to such Employee Benefits taken as a whole; or

(f)
Any material reduction in Executive’s compensation or benefits or a material adverse change in Executive’s location or duties, if such material reduction or material adverse change occurs at any time after the commencement of any discussion with a third party relating to a possible Change of Control of State Auto involving such third party, if such material reduction or material adverse change is in contemplation of such possible Change of Control and such Change of Control is actually consummated within twelve (12) months after the date of such material reduction or material adverse change.

The existence of Good Reason shall not be affected by Executive’s subsequent incapacity due to physical or mental illness. Executive’s continued employment shall not constitute a waiver of Executive’s rights with respect to any circumstance constituting Good Reason under this Agreement. Executive shall provide State Auto with written notice of the Executive’s intent to terminate with Good Reason within a period not to exceed ninety (90) calendar days of the initial existence of the condition constituting Good Reason. State Auto shall have a period of thirty (30) calendar days in which it may remedy the condition and prevent Executive’s termination for Good Reason.
1.12    OTIP means the State Auto Financial Corporation One Team Incentive Plan.

1.13	Severance Benefits means the benefits described in Section 2.1 of this Agreement, as adjusted by the applicable provisions of Section 9.1 of this Agreement.

1.14	Short Term Incentive Plans means OTIP and any other short term incentive compensation plan of State Auto.

1.15	Subsidiary means any corporation, insurance company or other entity with a majority of the voting control of which is directly or indirectly owned or controlled at the time by State Auto Financial.

1.16
Term means the time period commencing on the Effective Date of this Agreement and ending on November 30, 2020, both dates inclusive, however, that if a Change of Control occurs during the Term of this Agreement, the Term of this Agreement will be extended for thirty-six (36) months beyond the end of the month in which any such Change of Control occurs. Notwithstanding the foregoing, this Agreement shall terminate upon Executive’s termination of employment with State Auto for any other reason; provided, however, that Sections 2.3 and 2.4, Articles IV, VI through X, and Sections 11.3, 11.6 and 11.8 of the Agreement shall survive Executive’s termination of employment.

Article II    Change of Control.
2.1    Severance Benefits. In the event that State Auto shall undergo a Change of Control, and if Executive then becomes entitled to receive Severance Benefits, State Auto or its respective successor, shall pay or provide to Executive the following Severance Benefits, adjusted by the applicable provisions of Section 9.1:

(a)	Annual Base Salary. In addition to any accrued compensation payable as of Executive’s termination of employment, a lump sum cash amount equal to Executive’s Annual Base Salary multiplied by two.

(b)
Annual Incentive Compensation. In addition to any compensation otherwise payable pursuant to Executive’s bonus arrangements, a lump sum cash amount equal to Executive’s Average Annual Award multiplied by two. In addition, Executive shall be entitled to receive a prorated annual incentive payment for the year in which the Change of Control occurred, if otherwise eligible for such annual incentive. Such prorated annual incentive amount, if any, will be determined based on the target award levels established for the year in which the Change of Control occurred.

(c)
Stock Options and Other Equity Awards. Stock options and any other types of equity awards (e.g., restricted shares, performance shares, performance units, etc.) held by Executive become exercisable upon a Change of Control according to the terms of the applicable stock option or equity plan and related agreement (if any) under which such stock options or other equity awards were granted.

(d)
Outplacement. State Auto shall pay all fees for outplacement services incurred by Executive up to a maximum equal to fifteen percent (15%) of Executive’s Annual Base Salary, plus provide a travel expense account of up to $5,000 to reimburse job search travel. Such expenses and reimbursements shall be limited to those expenses incurred within the two (2) calendar years following the calendar year of Executive’s separation from service. Such expenses shall be paid no later than December 31st of the calendar year following the applicable calendar year in which such reimbursable expense was incurred.

(e)
Health Insurance Reimbursement. State Auto shall pay Executive an amount equal to State Auto’s then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by 24.

In computing and determining Severance Benefits under subsections (a) and (b), above, a decrease in Executive’s salary or incentive bonus potential shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control. In such event, the salary and incentive bonus potential used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 2.1.
The Severance Benefits provided in subsections (a), (b) and (e) above shall be paid on the 60th business day following the date Executive’s employment terminates, provided that Executive has executed a general release and waiver of any claims against State Auto or its successors and the period of time during which Executive may revoke the general release and waiver has expired on or before the 60th day following Executive’s separation from service. Notwithstanding the foregoing, if Executive is a “specified employee” as defined in Code Section 409A, such payment shall be subject to and paid according to the provisions of Section 2.4, as described below.
Executive acknowledges and agrees that the Severance Benefits provided in this Section 2.1 shall be the sole severance benefits payable to Executive in the event of any “change of control” (under any definition) of State Auto, and Executive hereby waives and relinquishes any and all rights or severance benefits under any other “change of control” provision applicable to Executive with respect to the Executive’s employment by State Auto.
2.2    Eligibility for Severance Benefits. State Auto, or its respective successor, shall pay or provide to Executive the Severance Benefits as defined above, in the event that Executive becomes eligible for such Severance Benefits because, during the Term of this Agreement:

(a)
the Executive’s employment is terminated from all State Auto companies for any reason other than for Cause, the death or Disability of Executive within twenty-four (24) months after a Change of Control; or

(b)	Executive terminates employment for Good Reason within twenty-four (24) months after a Change of Control; or

(c)
the Executive’s employment is terminated from all State Auto companies for any reason other than for Cause or the death or Disability of Executive after an agreement has been reached with an unaffiliated third party, the performance of which agreement would result in a Change of Control involving such third party, if such Change of Control is actually consummated within twelve (12) months after the date of such termination.

Executive’s termination of employment for all purposes under this Agreement shall be determined to have occurred in accordance with the “separation from service” requirements of Code Section 409A and applicable Treasury Regulations and guidance issued thereunder.
2.3    Liquidated Damages; Mitigation. State Auto hereby acknowledges that it will be difficult and may be impossible for Executive to find reasonably comparable employment, or to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by State Auto to Executive in accordance with the terms of this Agreement is hereby acknowledged by State Auto to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise. State Auto shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt or obligation of Executive.
2.4    Specified Employee Delay. In the event Executive is a “specified employee” as defined in Code Section 409A, any payments under this Agreement due to a separation from service and subject to Code Section 409A shall be delayed until a date that is six (6) months after the date of separation from service (or, if earlier, the date of death of Executive). Payments to which a “specified employee” would otherwise be entitled during the first six (6) months following the date of separation shall be accumulated and paid as of the first date of the seventh month following the date of separation from service. Interest shall be paid on any such delayed payment at the applicable federal rate under Code Section 7872(f)(2)(A).
Article III     Executive's Rights Under Certain Plans.

Any references to specific employee benefits arrangements in this Agreement are not intended to exclude Executive from participation in other benefits available to executive personnel generally or to preclude Executive’s right to other compensation or benefits as may be authorized by the Boards at any time; provided that such other compensation or benefits are not severance benefits payable upon a Change in Control. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement or other contract, plan or arrangement except as may be specified in such contract, plan or arrangement. Notwithstanding anything contained herein, State Auto agrees that the severance benefits provided to Executive herein are in addition to any rights and privileges to which Executive may be entitled as an employee of State Auto under any retirement, pension, insurance, hospitalization or other plan which may now or hereafter be in effect, it being understood that, except to the extent currently provided in such plans, Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of State Auto.
Article IV    Confidential Information; Forfeiture Events.
4.1    Confidential Information. Executive agrees to receive Confidential Information of State Auto in confidence, and not to disclose to others, assist others in the application of, or use for Executive’s own personal gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means and other than as a result of disclosure by Executive. Executive further agrees that, upon termination of Executive’s employment with State Auto, all documents, records, notebooks and similar repositories (including electronic formats) containing Confidential Information, including copies thereof, then in Executive's possession, whether prepared by Executive or others, will be left with and/or returned to State Auto. Executive further agrees that the obligation to maintain confidentiality created by this Article IV shall continue in effect for the duration of this Agreement and following the termination of Executive’s employment with State Auto for any reason.
4.2    Forfeiture Events; Clawback Rights.

(a)	The Board may, in its sole discretion, require Executive to repay to State Auto all or any portion of the amounts paid as Severance Benefits if:

(i)	Executive violates any non-competition, non-solicitation or confidentiality covenant applicable to the Executive and for the benefit of State Auto, including such covenants included in this Agreement;

(ii)
It is later discovered that Executive engaged in conduct detrimental to State Auto during the Executive’s employment with State Auto which has a material adverse effect on State Auto as determined by the Board of Directors of State Auto Mutual, in its sole discretion, acting in good faith; or

(iii)
(A)    The amount of any of the Severance Benefits was calculated based upon the achievement of certain financial results of State Auto that were subsequently the subject of a financial statement restatement by State Auto;

(B)    Executive engaged in conduct detrimental to State Auto that caused or substantially contributed to the need for the financial statement restatement by State Auto; and
(C)    The amount of Executive’s Severance Benefits would have been lower than the amount actually awarded to Executive had the financial results been properly reported.
Notwithstanding the foregoing, if the Boards determine in their sole discretion that Executive engaged in fraudulent conduct, then the Boards will seek repayment of the Severance Benefits. This provision shall not be the exclusive remedy of State Auto with respect to such matters.

(b)
The terms of any compensation recovery or recoupment policy heretofore or hereafter adopted by the Boards, including any and all amendments thereto (a “clawback policy”), are hereby incorporated into this Agreement by reference. In addition to the terms and conditions set forth in this Agreement, Executive agrees that any amounts payable or paid to Executive under this Agreement shall be subject to the terms of any clawback policy of the Boards.

Article V    Successors; Binding Agreement.

5.1    As to State Auto. This Agreement shall inure to the benefit of and be binding upon State Auto, its successors and assigns, including without limitation, any person, partnership or corporation which may acquire voting control of State Auto Financial or all or substantially all of its assets and business, or which may be a party to any consolidation, merger or other transaction that results in a Change of Control of State Auto Financial or State Auto Mutual. State Auto will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of State Auto (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that State Auto would be required to perform it if no such succession had taken place. Failure of State Auto to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from State Auto in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated employment for Good Reason following a Change of Control.
5.2    As to Executive. This Agreement shall also inure to the benefit of and be binding on Executive, Executive’s heirs, successors and legal representatives. This Agreement shall be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive’s rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid to the beneficiary indicated on the Beneficiary Designation attached as Exhibit A or, if there is no such beneficiary, to Executive’s estate. Such payments, if any, shall be made in the same form and at the same time, as such payment would have been made to Executive.

Article VI    COBRA Continuation Coverage.
Notwithstanding any provision of this Agreement to the contrary, in the event of any “qualifying event,” as defined in Code Section 4980B(f), Executive and Executive’s qualifying beneficiaries shall be entitled to continuation of health care coverage, as provided under Code Section 4980B(f). The foregoing is intended as a statement of Executive's continuation coverage rights and is in no way intended to limit any greater rights of Executive or Executive’s qualified beneficiaries.
Article VII    Indemnification; Enforcement Costs; Interest.
7.1    Indemnification. State Auto, as provided for in its Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws, shall indemnify Executive to the full extent of the general laws of the State of Ohio, now or hereafter in force, including the advance of expenses under procedures provided by such laws. From the date of a Change of Control, State Auto shall (a) for a period of five (5) years after such Change of Control, provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at State Auto's expense, and (b) indemnify and hold harmless Executive, to the fullest extent permitted or authorized by the law of the State of Ohio as it may from time to time be amended, if Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director, officer or employee of State Auto or any Subsidiary, or is or was serving at the request of State Auto or any Subsidiary, as a director, trustee, officer or employee of an insurance company, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 7.1 shall not be deemed exclusive of any other rights to which Executive may be entitled under the charter or bylaws of State Auto or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to Executive after Executive has ceased to be a director, trustee, officer or employee and shall inure to the benefit of the heirs, executors and administrators of Executive.
7.2    Enforcement Cost. State Auto is aware that, upon the occurrence of a Change of Control, the Board or a shareholder or policyholder of State Auto, as the case may be, may then cause or attempt to cause State Auto to refuse to comply with their obligations under this Agreement, or may cause or attempt to cause State Auto to institute, or may institute, litigation, arbitration or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of State Auto that Executive not be required to incur the expenses associated with the enforcement of Executive’s rights under this Agreement by litigation, arbitration or other legal action nor be bound to negotiate any settlement of Executive’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive under this Agreement. Accordingly, if following a Change of Control it should appear to Executive that State Auto has failed to comply with any of their obligations under this Agreement, or in the event that State Auto or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish or to recover from Executive, the benefits intended to be provided to Executive hereunder, State Auto irrevocably authorizes Executive from time to time to retain counsel (legal and accounting) of Executive’s choice at the expense of State Auto as provided in this Section 7.2 to represent Executive in connection with the calculation of the Code Section 280G reduction, or the initiation or defense of any litigation or other legal action, whether by or against State Auto or any director, officer, stockholder or other person affiliated with State Auto. Notwithstanding any existing or prior attorney-client relationship between State Auto and such counsel, State Auto irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection State Auto and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as provided in this Section 7.2 shall be paid or reimbursed to Executive by State Auto on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with their customary practices.
7.3    Interest. In any action involving this Agreement, Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at the corporation’s principal bank or their successor from time to time during the prejudgment period plus four percent.
Article VIII    Cooperation with Regard to Litigation.
Executive agrees to cooperate with State Auto for a period of two (2) years following Executive’s termination of employment by being reasonably available to testify on behalf of State Auto in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist State Auto in any such action, suit or proceeding by providing information and meeting and consulting with the Boards or their counsel or counsel to State Auto as reasonably requested by the Boards or such counsel. Executive shall be reimbursed by State Auto for any expenses (including, but not limited to, legal fees) reasonably incurred by Executive in connection with the Executive’s compliance with the foregoing covenant.
Article IX    Payment of Taxes and Timing.
9.1    Excess Severance Payment. If any Severance Benefit or other benefit paid or provided under Section 2.1, or the acceleration of stock option vesting, would be subject to excise tax pursuant to Code Section 4999 (or any similar federal or state excise tax), but would not be so subject if the total of such payments would be reduced by ten percent (10%) or less, then such payment shall be reduced by the minimum amount necessary so as not to cause State Auto to have paid an Excess Severance Payment as defined in Code Section 280G(b)(1) and so Executive will not be subject to Excise Tax pursuant to Code Section 4999. The calculation of the Code Section 280G reduction shall be approved by State Auto’s independent certified public accounting firm engaged by State Auto immediately prior to the Change of Control and the calculation shall be provided to Executive in writing. Executive shall then be given fifteen (15) days, or such longer period as Executive reasonably requests and to which State Auto agrees, such agreement not to be unreasonably withheld, to accept or reject the calculation of the Code Section 280G reduction. If Executive rejects the Code Section 280G reduction calculation and the parties are thereafter unable to agree within an additional forty-five (45) days, the arbitration provisions of Section 10.1 shall control. State Auto shall reimburse Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the Code Section 280G reduction and any disputes related thereto. Any payments owed to Executive under this Section 9.1, which are subject to the rules under Code Section 409A and related regulations, shall be made to Executive no later than the end of the calendar year following the calendar year in which the taxes are remitted to the taxing authority. In the event that the amount of any Severance Benefit that would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this provision, it shall be modified or reduced on a pro-rata basis. In no event shall the total payments be reduced by more than ten percent (10%) in order to avoid treatment as an Excess Severance Payment.
9.2    Withholding of Taxes. State Auto may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required by law; provided, however, that such payment may not exceed the amount of such taxes due as a result of the payments due under this Agreement.
In accordance with Code Section 409A and the regulations issued thereunder, this Agreement shall permit the payment of amounts necessary to (a) satisfy the employment tax withholding obligations that arise under this Agreement prior to the date that payment may otherwise be made under this Agreement and/or (b) satisfy the excise tax or underpayment penalties owed under Code Section 409A in the event of a violation of Code Section 409A under this Agreement.
9.3    Delayed Payments. In the event of a genuine dispute between State Auto or any Subsidiary and Executive regarding the amount or timing of benefits under this Agreement, a delay in the payment of amounts under this Agreement shall not cause Executive to violate Code Section 409A to the extent that such delay satisfies the conditions set forth in Code Section 409A and applicable regulations thereunder.

9.4    Savings Clause. If any payments otherwise payable to Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable (any such limiting statute or regulation a “Limiting Rule”):

(a)
State Auto will use its best efforts to obtain the consent of the appropriate governmental agency to the payment by State Auto to Executive of the maximum amount that is permitted (up to the amounts that would be due to Executive absent the Limiting Rule); and

(b)
Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable State Auto severance, separation pay and/or salary continuation plan that may be in effect at the time of Executive’s termination.

Following any such election, Executive will be entitled to receive benefits under this Agreement or plan elected only if and to the extent the Agreement or plan is applicable and subject to its specific terms.
Article X    Arbitration.
10.1    Arbitration. The method for resolving any dispute arising out of this Agreement shall be binding arbitration in accordance with this Section 10.1. Except as provided otherwise in this Section 10.1, arbitration pursuant to this Section 10.1 shall be governed by the Employment Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) calendar days after either party demands arbitration, State Auto and Executive shall each appoint an arbitrator. The fees and expenses of these arbitrators shall be paid by the party that selected such arbitrator. Within fifteen (15) additional calendar days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this fifteen (15) calendar day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Employment Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within ninety (90) calendar days after the appointment of the third arbitrator. The fees and expenses of the third arbitrator, and any American Arbitration Association fees, shall be paid equally by the parties. Both State Auto and Executive may be represented by counsel (legal and accounting) and may present testimony and other evidence at the hearing. Each party shall be responsible for the legal fees and other expenses incurred by each party. Within ninety (90) calendar days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be binding on the parties. Executive shall be entitled to seek specific performance of Executive’s rights under this Agreement during the period of time that any dispute or controversy arising under or in connection with this Agreement is pending.
Article XI    General Provisions.
11.1    Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the impact of a Change of Control on Executive, and completely supersedes any prior verbal or written agreements or arrangements between the parties hereto, if any, related to a Change of Control. The parties hereto agree that this Agreement cannot be hereafter amended, modified or supplemented in any respect, except by a subsequent written agreement signed by both parties hereto. The parties also agree that this Agreement shall be amended and/or modified as necessary to comply with Code Section 409A or regulations issued thereunder as well as requirements or regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as applicable.
11.2    Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Ohio, without giving effect to any of its conflict of law provisions.
11.3    Notices. All notices under this Agreement shall be in writing and will be duly given if sent by United States registered or certified mail, return receipt requested, to the respective parties to the addresses set forth below or such other addresses as the parties may hereafter designate in writing for such purpose:

(a)	If to either State Auto Financial, State Auto P&C or State Auto Mutual, to 518 East Broad Street, Columbus, Ohio 43215, Attention: Corporate Secretary; and
(b)    If to Executive, to the address set forth in the attached Exhibit A.
If the parties by mutual agreement supply each other with email addresses for the purposes of providing notice by email, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two (2) days after deposit by delivery to the U.S. Post Office.

11.4    Assignment. Except as expressly provided herein, neither this Agreement nor any rights, benefits or obligations hereunder may be assigned by Executive without the prior written consent of State Auto Mutual and State Auto Financial.
11.5    Capacity.

(a)
State Auto Financial, State Auto P&C and State Auto Mutual represent and warrant to Executive that they have the capacity and right to enter into this Agreement and perform all of their obligations under this Agreement without any restriction by any agreement, document, restrictive covenant or otherwise.

(b)
Executive represents and warrants to State Auto Financial, State Auto P&C and State Auto Mutual that he has the capacity and right to enter into this Agreement and perform all of Executive’s services and other obligations under this Agreement without any restriction by any agreement, document, restrictive covenant or otherwise.

11.6    Waiver. The failure by a party to exercise or enforce any of the terms or conditions of this Agreement will not constitute or be deemed a waiver of that party's rights hereunder to enforce each and every term of this Agreement. The failure by a party to insist upon strict performance of any of the terms and provisions herein will not be deemed a waiver of any subsequent default in the terms or provisions herein.
11.7    Rights and Remedies Cumulative. All rights and remedies of the parties hereunder are cumulative.
11.8    Divisibility. The provisions of this Agreement are divisible. If any such provision shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, and if any such provision shall be deemed invalid or unenforceable as to any periods of time, territory or business activities, such provision shall be deemed limited to the extent necessary to render it valid and enforceable.
11.9    Captions and Titles. Captions and titles have been used in this Agreement only for convenience and in no way define, limit or describe the meaning of any Article or any part thereof.
11.10    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
11.11    Code Section 409A Compliance. It is the intention of both Executive and State Auto that the benefits and rights to which Executive could be entitled to under this Agreement be exempt from or, to the extent that the requirements of Code Section 409A apply, comply with Code Section 409A and the Treasury Regulations thereunder, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or State Auto believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights so that they comply with Code Section 409A (with the most limited possible economic effect on Executive and State Auto).

STATE AUTO FINANCIAL CORPORATION
By: /s/ Michael E. LaRocco	By: /s/ Paul M. Stachura
Michael E. LaRocco Chairman, President and CEO	Paul M. Stachura
STATE AUTOMOBILE MUTUAL INSURANCE COMPANY
By: /s/ Michael E. LaRocco
Michael E. LaRocco President and CEO
STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY
By: /s/ Michael E. LaRocco
Michael E. LaRocco Chairman, President and CEO

Exhibit A
Beneficiary Designation and Notice Form
Beneficiary Designation
In the event of my death, I direct that any amounts due me under this Agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.
Notice
Until notified otherwise, pursuant to Section 11.3 of this Agreement, notices should be sent to me at the following address:

5834 Vandeleur Place
Dublin, OH 43016

Date: 10/12/2017
/s/ Paul M. Stachura
Signature of Executive

Paul M. Stachura
Print Name of Executive

Joy Stachura
Beneficiary Name

Spouse
Relationship to Executive